G. Brad Beckstead
Certified Public Accountant
                                      330 E. Warm Springs Rd
                                         Las Vegas, NV 89119
                                                702.528.1984
                                           425.928.2877 efax

March 14, 2001

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

I  was  previously  principal  accountant  for  Joshua  Tree
Construction, Inc. (the "Company") and reported on the financial statements of the Company for the years ended
December 31, 1999.

Effective March 8, 2001, I resigned as principal accountant.

There were no disagreements with the Company's management during the period since the registrant's inception (July 23, 1999) through September 30, 2000, and for any subsequent interim period preceding the date of change. My reports on the Company's financial statements for the previous 2 years did not contain an adverse or qualified opinion, nor was it modified as to uncertainty, audit scope or accounting principles except for the standard Going Concern paragraph normal for Development Stage Companies.

I have read the Company's statements included under Item 4 of its Form 8-K dated March 14, 2001, and I agree with such statements, except that I am not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors or that Leland L. Williams was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,

/s/G. Brad Beckstead, CPA